EXHIBIT 10.5

2023 Annual Performance Incentive Award Plan — Mortgage Lenders

Section l: Purpose of the Plan

The purpose of the Performance Incentive Award Plan ("the Plan") is to provide variable compensation to Citizens & Northern employees who are actively engaged in interviewing residential real estate applicants, processing the applications and closing the loans. The Plan is designed to reward mortgage lending employees who attain and sustain consistently high levels of performance by meeting and exceeding defined goals and to provide a component of the compensation package essential to retaining and attracting quality employees in mortgage lending positions. Incentive awards are not directly tied to Company/mortgage business profits nor the terms of the closed-end mortgage transaction or a proxy for a transaction term. The expense of the plan is incorporated into the Company's operating budget. The objective is to align the interests of these employees with the interests of the Company in obtaining superior performance results while being in compliance with the SAFE Act and 12 CFR Part 1026.36 (Regulation Z).

Section 2: General Description

There are two components of the Plan: (l) unit/functional performance; and (2) individual performance. The individual performance component will be subject to an evaluation of the participants' overall contributions to the "team". To earn the individual component, the participant must attain at least the threshold performance level. The unit/functional component is based on the attainment of pre-established goals by the applicable branch or mortgage lending business unit. To receive the unit/functional bonus payout, the participant must achieve at least the threshold level.

In addition to goals based on production, the Plan requires management to consider non-financial goals designed to improve operational and risk management effectiveness, as appropriate for each participant's position. The Plan permits future inclusion of additional positions during a Plan year, if the need arises.

The incentive formulas ensure a level of incentive award that is competitive with comparable positions and job levels in similar financial institutions, thus enabling Citizens & Northern to attract, retain, and motivate high-performing mortgage lending employees.

The Plan is established to augment regular salary and benefit programs already in existence. The Incentive Plan is not meant to be a substitute for salary increases but supplemental to salary and as stated earlier, a reward for "exceptional" performance.

The Plan has been developed to recognize that the amount of incentive bonus award attainable by key mortgage lending employees should vary depending upon the employee's position with the company and the competitive levels of incentive bonus for those positions within the banking and financial service industry. Thus threshold, target and maximum Incentive Opportunities are established for each position.

Section 3: Other Payment Conditions

Termination for Reasons Other Than Death, Permanent Disability or Retirement — In the event of termination of employment for reasons other than death, permanent disability or retirement, the participant, at the discretion of the committee, may forfeit all unpaid incentive awards.

In the event a participant becomes disabled for a period greater than two (2) weeks, any salary continuation as a result of the Corporation's short and long-term disability programs will not be included in the base salary used for the incentive bonus calculation.

Section 4: Administration of the Plan

Throughout this Plan, reference to the actions and authority of the Compensation Committee of the Board of Directors ("the Committee") presumes that the Committee will recommend, and the board of directors will approve or disapprove, final disposition of all matters pertaining to administration of the Plan. The Committee, with board approval, has the responsibility to interpret, administer, and amend the Plan as necessary. The recommendations of the Committee as approved by the board, affecting the construction, interpretation, and administration of the Plan shall be final and binding on all parties, including the Corporation, its subsidiaries and employees.

At or before the beginning of each Plan year, the Committee will review and may revise the operating rules. The Incentive Opportunity levels for individual and unit/functional awards for attaining those targets may be changed in order to maintain a competitive incentive program. However, it is expected that the Plan will require modification only when significant changes in the organization, goals, personnel, or performance occur. The Chief Executive Officer shall be the Plan Administrator with the power to control and oversee proper administration of the Plan, and may recommend to the Committee proposed changes to the operating rules. Additionally, the Committee may engage a third party expert to review and amend the plan.

An individual or individuals designated by the Chief Executive Officer will perform the computation of incentive awards. Maintenance of participant payment records shall be the responsibility of the Human Resource Director.

Section 5: Plan Participants

Executive management shall select and recommend for participation in the Plan employees in those job positions that are responsible for mortgage lending functions. Those job positions which are selected for participation in the Plan will be in positions that normally include an incentive bonus component in the compensation package offered by similar financial institutions.

At or before the beginning of each Plan year, the Committee shall review the recommendations of management on the selection of those positions eligible for participation in the Plan for that year. Additionally, management shall recommend a threshold, target and maximum Incentive Opportunity percentage of base salary for each position. Participants shall be notified of their eligibility as soon as selection is completed, and the board of directors has adopted the Plan. The Committee shall review and recommend the inclusion of participants to the full board for their approval.

Positions and thus participants may be added during the Plan year at the discretion of management and the Committee, and the incentive award will be prorated from date of entry into the Plan.

Section 6: Payment of Individual Incentive Compensation Awards

Within 60 days following the end of the Plan year and as soon as the participant's performance has been evaluated, participants will receive their incentive payment.

Section 7: Incentive Compensation Plan Operating Rules

Before the beginning of each Plan year, the Committee may review and revise, if deemed appropriate, the operating rules of the Plan for the year then beginning. The operating rules shall include the following:

a)Identification of positions selected for participation in the Plan
b)The method for determining the amount of the total bonus to be paid to Plan participants.
c)Schedules and formulas for determining the amount of the incentive compensation awards to Plan participants for the Plan year then beginning, including threshold, target and maximum performance measures and the percentage of bonus award determined by functional/unit and individual performances. Participants will be informed at or before the Plan year of the manner in which performance will be evaluated.
d)Other administrative and procedural rules, which the Committee considers appropriate.

After approval by the Committee and the board of directors, management shall, as soon as practical, inform each of the participants of the operating rules for the Plan year then beginning.

Section 8: Performance Progress Reporting

Participants and their direct supervisors will meet periodically to review their performance relative to the established unit/functional and individual goals.

Section 9: Amendment or Termination of Plan

The Committee, with concurrence of the board of directors, may terminate, amend, or modify this Plan at any time. The termination, amendment, or modification of the Plan will not affect a participant's right to unpaid incentive compensation awards under this Plan.

Section 10: Other Considerations

Recoupment- Amounts allocated or paid pursuant to this Plan shall be subject to recovery by the Corporation under any claw back, recovery, recoupment or similar policy hereafter adopted by the Corporation, whether in connection with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended from time to time, or otherwise, whether or not required by law.

Active Employment Contingency- Except in the case of a retirement, if a participant voluntarily is not actively employed by the Corporation prior to the date of bonus payout, the bonus will be forfeited.

Right of Assignment - No right or interest of any participant in the Plan shall be assignable or transferable, or subject to any lien, directly, by operation of law, or otherwise, including levy, garnishment, attachment, pledge, or bankruptcy.

Right of Employment - The participation in or the receipt of an award under this Plan shall not guarantee any employee any right to continued employment; the right to dismiss any employee is specifically reserved to the organization. The receipt of an award for any one year shall not guarantee an employee the right to receive an award for any subsequent year.

Change of Position — If a participant transfers to another position in the organization that is not included in the Incentive Compensation Plan, they will cease being a Plan participant. At the time of the position change a determination will be made as to whether the participant will be eligible for a bonus for the period during which they were a participant.

Withholding for Taxes - The organization shall have the right to deduct from all payments under this Plan any federal, state or local taxes required by law to be withheld with respect to such payments.

Salary - Salary is defined as base earnings for the year, which includes any increase in weekly rate of pay but not including any referral awards, brokerage or insurance commissions, golden nugget payments, taxable fringe benefits or prior bonus payments.

Board Prerogatives — It will be the right of the Board of Directors to amend, alter and/or terminate the plan in its sole discretion at any time. Any Incentive Bonus earned by the Participant at the time of amendment, alteration and/or termination shall remain due and payable as stated.